Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

MicroStrategy Incorporated:

We consent to the incorporation by reference in the registration statement (No. 333-197645) on Form S-8 of MicroStrategy Incorporated of our reports dated February 7, 2018, with respect to the consolidated balance sheets of MicroStrategy Incorporated as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, the related notes, and the financial statement schedule listed in the index appearing under Item 15(a)(3) (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of MicroStrategy Incorporated.

/s/ KPMG LLP

McLean, Virginia

February 7, 2018